Columbia Financial, Inc. Announces Financial Results
for the Second Quarter Ended June 30, 2021

Fair Lawn, New Jersey (July 28, 2021): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank (the "Bank"), reported net income of $26.7 million, or $0.26 per basic and diluted share, for the quarter ended June 30, 2021, as compared to net income of $15.1 million, or $0.14 per basic and diluted share, for the quarter ended June 30, 2020. Earnings for the quarter ended June 30, 2021 reflected higher net interest income, a reversal of provision for loan losses, and higher non-interest income, partially offset by higher income tax expense.

For the six months ended June 30, 2021, the Company reported net income of $47.7 million, or $0.45 per basic and diluted share, as compared to net income of $21.9 million, or $0.20 per basic and diluted share, for the six months ended June 30, 2020. Earnings for the six months ended June 30, 2021 reflected higher net interest income, a reversal of provision for loan losses, and higher non-interest income, partially offset by higher income tax expense.

Mr. Thomas J. Kemly, President and Chief Executive Officer commented: "We had strong growth in our net income which increased $11.6 million over the same 2020 period, as we successfully implemented strategies focused on increasing income while reducing our cost of funds and efficiently managing our operating expenses. This quarter included the sale of a significant portion of our lower yielding Paycheck Protection Program ("PPP") loans to an experienced servicer, which resulted in a gain of $7.7 million and allows us to refocus our efforts on our core business lending activities. We are looking forward to the continuation of these successful strategies throughout the remainder of the year, as well as the opportunity to expand our franchise with the acquisition of Freehold Bank, which is anticipated to close during the fourth quarter of 2021."
Results of Operations for the Quarters Ended June 30, 2021 and June 30, 2020

Net income of $26.7 million was recorded for the quarter ended June 30, 2021, an increase of $11.6 million, or 76.8%, compared to net income of $15.1 million for the quarter ended June 30, 2020. The increase in net income was primarily attributable to a $2.2 million increase in net interest income, a $7.5 million decrease in provision for loan losses, and a $7.4 million increase in non-interest income, partially offset by a $5.3 million increase in income tax expense.
Net interest income was $58.1 million for the quarter ended June 30, 2021, an increase of $2.2 million, or 4.0%, from $55.9 million for the quarter ended June 30, 2020. The increase in net interest income was primarily attributable to a $9.9 million decrease in interest expense, partially offset by a $7.7 million decrease in interest income. The decrease in interest expense on deposits was driven by both an inflow of lower cost deposits and the repricing of existing deposits at a significantly reduced rate as a result of a lower interest rate environment. The decrease in interest expense on borrowings was the result of decreases in both the average balance and average cost of borrowings. The decrease in interest income for the quarter ended June 30, 2021 was largely due to decreases in the average yields on interest-earning assets. Prepayment penalties, which are included in interest income on loans, totaled $1.1 million for the quarter ended June 30, 2021, compared to $964,000 for the quarter ended June 30, 2020.

The average yield on loans for the quarter ended June 30, 2021 decreased 24 basis points to 3.72%, as compared to 3.96% for the quarter ended June 30, 2020, while the average yield on securities for the quarter ended June 30, 2021 decreased 63 basis points to 1.93%, as compared to 2.56% for the quarter ended June 30, 2020. The average yield on other interest-earning assets for the quarter ended June 30, 2021 decreased 171 basis points to 1.24%, as compared to 2.95% for the quarter ended June 30, 2020, as there were substantially higher cash balances in low yielding bank accounts for the quarter ended June 30, 2021. Decreases in the average yields on these portfolios for the quarter ended June 30, 2021 were influenced by the lower interest rate environment as the Federal Reserve reduced interest rates by 150 basis points in March 2020 in response to the COVID-19 pandemic.

Total interest expense was $9.8 million for the quarter ended June 30, 2021, a decrease of $9.9 million, or 50.3%, from $19.7 million for the quarter ended June 30, 2020. The decrease in interest expense was primarily attributable to a 58 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact of the increase in the average balance of deposits. The decrease in the cost of deposits was driven by both an inflow of lower cost deposits and the repricing of existing deposits at lower interest rates. Interest on borrowings decreased $2.9 million due to a decrease in the average balances of FHLB advances and subordinated notes, coupled with a 59 basis point decrease in the cost of total borrowings.
The Company's net interest margin for the quarter ended June 30, 2021 increased 4 basis points to 2.77%, when compared to 2.73% for the quarter ended June 30, 2020. The weighted average yield on interest-earning assets decreased 45 basis points to 3.24% for the quarter ended June 30, 2021 as compared to 3.69% for the quarter ended June 30, 2020. Excluding the impact of PPP loan deferred fee acceleration for the quarter ended June 30, 2021, the net interest margin would have been 2.66%. The average cost of interest-bearing liabilities decreased 63 basis points to 0.62% for the quarter ended June 30, 2021 as compared to 1.25% for the quarter ended June 30, 2020. The decrease in yields and costs for the quarter ended June 30, 2021 were largely driven by a continued lower interest rate environment. The net interest margin increased for the quarter ended June 30, 2021 as the cost of interest-bearing liabilities continued to reprice lower more rapidly than the yields on interest-earning assets.
The reversal of provision for loan loss recorded for the quarter ended June 30, 2021 was $1.8 million, a decrease of $7.5 million, from $5.7 million of provision for loan loss expense recorded for the quarter ended June 30, 2020. The comparatively lower level of provision for the 2021 period was primarily attributable to a decrease in the average balance of loans, a decrease in loan loss rates, a decrease in the balances of delinquent and non-accrual loans, and the consideration of the improving economic environment.
Non-interest income was $14.4 million for the quarter ended June 30, 2021, an increase of $7.4 million, or 105.4%, from $7.0 million for the quarter ended June 30, 2020. The increase was primarily attributable to an increase in income from a $7.7 million gain on the sale of $237.0 million of commercial business loans granted as part of the Small Business Administration PPP, and an increase in title insurance fees of $507,000, partially offset by the decrease in the fair value of equity securities of $1.4 million.
Non-interest expense was $37.6 million for the quarter ended June 30, 2021, an increase of $167,000, or 0.4%, from $37.4 million for the quarter ended June 30, 2020. The increase was primarily attributable to an increase in data processing and software expenses of $248,000, professional fees of $568,000, and other non-interest expenses of $1.1 million, partially offset by a decrease in compensation and employee benefits expense of $1.6 million, and a decrease in merger-related expenses of $357,000. Professional fees included an increase in consulting expenses related to information technology improvements, and the increase in other non-interest expense included $561,000 of branch closure costs.
Income tax expense was $9.9 million for the quarter ended June 30, 2021, an increase of $5.3 million, as compared to $4.6 million for the quarter ended June 30, 2020, mainly due to an increase in pre-tax income, and to a lesser extent, an increase in the Company's effective state income tax rate. The Company's effective tax rate was 27.1% and 23.4% for the quarters ended June 30, 2021 and 2020, respectively.
Results of Operations for the Six Months Ended June 30, 2021 and June 30, 2020
Net income of $47.7 million was recorded for the six months ended June 30, 2021, an increase of $25.9 million, or 118.3%, compared to net income of $21.9 million for the six months ended June 30, 2020. The increase in net income was primarily attributable to an $8.2 million increase in net interest income, an $18.3 million decrease in provision for loan losses, and a $9.6 million increase in non-interest income, partially offset by a $10.9 million increase in income tax expense.
Net interest income was $114.8 million for the six months ended June 30, 2021, an increase of $8.2 million, or 7.7%, from $106.6 million for the six months ended June 30, 2020. The increase in net interest income was primarily attributable to a $23.0 million decrease in interest expense, partially offset by a $14.8 million decrease in interest income. The decrease in interest expense on deposits was driven by both an inflow of lower cost deposits and the repricing of existing deposits at a significantly reduced rate as a result of a lower interest rate environment. The decrease in interest expense on borrowings was the result of decreases in both the average balance and average cost of borrowings. During the six months ended June 30, 2021, $56.5 million of Federal Home Loan Bank of New York ("FHLB") borrowings were prepaid, resulting in a $742,000 loss on early extinguishment of debt included in non-interest expense. The Company has significantly reduced the cost of borrowings over the period by prepaying high rate borrowings. The decrease in interest income for the six months ended June 30, 2021 was largely due to decreases in the average yields on interest-earning assets. Prepayment penalties, which are included in interest income on loans, totaled $2.0 million for the six months ended June 30, 2021, compared to $1.6 million for the six months ended June 30, 2020.

The average yield on loans for the six months ended June 30, 2021 decreased 26 basis points to 3.79%, as compared to 4.05% for the six months ended June 30, 2020, while the average yield on securities for the six months ended June 30, 2021 decreased 66 basis points to 1.98%, as compared to 2.64% for the six months ended June 30, 2020. The average yield on other interest-earning assets for the six months ended June 30, 2021 decreased 299 basis points to 0.82%, as compared to 3.81% for the six months ended June 30, 2020, as there were substantially higher cash balances in low yielding bank accounts for the six months ended June 30, 2021. Decreases in the average yields on these portfolios for the six months ended June 30, 2021 were influenced by the lower interest rate environment as the Federal Reserve reduced interest rates in early 2020 in response to the COVID-19 pandemic.

Total interest expense was $20.7 million for the six months ended June 30, 2021, a decrease of $23.0 million, or 52.6%, from $43.7 million for the six months ended June 30, 2020. The decrease in interest expense was primarily attributable to a 68 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact of the increase in the average balance of deposits. The decrease in the cost of deposits was driven by both an inflow of lower cost deposits and the repricing of existing deposits at lower interest rates. Interest on borrowings decreased $8.0 million due to a decrease in the average balances of FHLB advances and subordinated notes, coupled with a 80 basis point decrease in the cost of total borrowings. During the six months ended June 30, 2021, we prepaid $53.5 million of FHLB borrowings with an average rate of 2.64% and original contractual maturities through March 2022, and a $3.0 million FHLB borrowing acquired in our acquisition of Roselle Bank with a rate of 2.74% and an original contractual maturity of March 2024. The prepayments were funded by excess cash liquidity. The transactions were accounted for as early debt extinguishments resulting in a loss of $742,000.
The Company's net interest margin for the six months ended June 30, 2021 increased 10 basis points to 2.79%, when compared to 2.69% for the six months ended June 30, 2020. The weighted average yield on interest-earning assets decreased 51 basis points to 3.29% for the six months ended June 30, 2021 as compared to 3.80% for the six months ended June 30, 2020. Excluding the impact of PPP loan deferred fee acceleration for the six months ended June 30, 2021, the net interest margin would have been 2.64%. The average cost of interest-bearing liabilities decreased 74 basis points to 0.67% for the six months ended June 30, 2021 as compared to 1.41% for the six months ended June 30, 2020. The decreases in yields and costs for the six months ended June 30, 2021 were largely driven by a continued lower interest rate environment. The net interest margin increased for the six months ended June 30, 2021 as the cost of interest-bearing liabilities continued to reprice lower more rapidly than the yields on interest-earning assets.
The reversal of provision for loan loss recorded for the six months ended June 30, 2021 was $3.0 million, a decrease of $18.3 million, from $15.3 million of provision for loan loss expense recorded for the six months ended June 30, 2020. The comparatively lower level of provision for the 2021 period was primarily attributable to a decrease in the average balance of loans, a decrease in loan loss rates, a decrease in the balances of delinquent and non-accrual loans, and the consideration of the improving economic environment.
Non-interest income was $23.0 million for the six months ended June 30, 2021, an increase of $9.6 million, or 71.6%, from $13.4 million for the six months ended June 30, 2020. The increase was primarily attributable to an increase in income from the gain on the sale of loans of $9.1 million and an increase in other non-interest income of $1.7 million, partially offset by the decrease in the fair value of equity securities of $1.4 million. The increase in the gain on sale of loans was primarily attributable to a gain of $7.7 million resulting from the sale of $237.0 million of commercial business loans granted as part of the Small Business Administration PPP. Other non-interest income included increases of $755,000 from debit card transactions and $651,000 from swap transactions.

Non-interest expense was $75.3 million for the six months ended June 30, 2021, a decrease of $638,000, or 0.8%, from $76.0 million for the six months ended June 30, 2020. The decrease was primarily attributable to a decrease in compensation and employee benefits expense of $2.7 million, and a decrease in merger-related expenses of $1.4 million, partially offset by an increase in professional fees of $992,000, an increase in data processing and software expenses of $789,000, and the loss on the extinguishment of debt of $742,000. The decrease in compensation and employee benefits was primarily attributable to an increase in amounts deferred as direct loan origination costs as a result of an increase in originations. Merger-related expenses recorded in the 2020 period related to the acquisitions of Stewardship Financial Corporation and Roselle Bank. Professional fees included an increase in consulting expenses related to information technology, and the increase in data processing and software expenses was attributable to the purchase and implementation of several digital banking and other Fintech solutions, as well as the amortization of software costs related to a digital small business lending solution. As noted above, during the six months ended June 30, 2021, the Company utilized excess liquidity to prepay long-term borrowings which resulted in a $742,000 loss on the early extinguishment of debt.
Income tax expense was $17.8 million for the six months ended June 30, 2021, an increase of $10.9 million, as compared to $6.9 million for the six months ended June 30, 2020, mainly due to an increase in pre-tax income, and to a lesser extent, an increase in the Company's effective state income tax rate. The Company's effective tax rate was 27.2% and 23.9% for the six months ended June 30, 2021 and 2020, respectively.
Balance Sheet Summary

Total assets increased $268.9 million, or 3.1%, to $9.1 billion at June 30, 2021 from $8.8 billion at December 31, 2020. The increase in total assets was primarily attributable to increases in debt securities available for sale of $325.5 million, debt securities held to maturity of $139.4 million, and other assets of $7.2 million, partially offset by decreases of $35.7 million in cash and cash equivalents, and $159.2 million in loans receivable, net.

Cash and cash equivalents decreased $35.7 million, or 8.4%, to $387.2 million at June 30, 2021 from $423.0 million at December 31, 2020. The decrease was primarily attributable to $576.6 million in purchases of debt securities available for sale and held to maturity, $58.5 million in repurchases of common stock under our stock repurchase program, and $56.5 million in prepayments of borrowings, partially offset by an increase in repayments on loans, repayments on mortgage-backed securities, and growth in deposits.

Debt securities available for sale increased $325.5 million, or 24.7%, to $1.6 billion at June 30, 2021 from $1.3 billion at December 31, 2020. The increase was attributable to purchases of $416.1 million of securities primarily consisting of U.S. government and agency obligations, mortgage-backed securities and municipal securities, and $99.6 million in purchases of guarantor swaps with Freddie Mac, partially offset by maturities, calls and sales of $9.9 million in U.S. government and agency obligations, corporate debt and municipal securities, and repayments of $164.4 million. The gross unrealized gain (loss) on debt securities available for sale decreased by $13.5 million during the six months ended June 30, 2021.

Debt securities held to maturity increased $139.4 million, or 53.1%, to $402.1 million at June 30, 2021 from $262.7 million at December 31, 2020. The increase was primarily attributable to purchases of $160.5 million of securities primarily consisting of U.S. agency obligations and mortgage-backed securities, partially offset by the call of a $5.0 million U.S. agency obligation and repayments of $15.5 million.

Loans receivable, net, decreased $159.2 million, or 2.6%, to $5.9 billion at June 30, 2021 from $6.1 billion at December 31, 2020. Multi-family and commercial real estate loans increased $297.1 million, partially offset by decreases in commercial business loans, one-to-four family real estate loans, construction loans, and home equity loans and advances of $281.2 million, $72.4 million, $67.6 million and $43.1 million, respectively. The increase in multi-family and commercial real estate loans included the purchase of $71.6 million of loan participations in June 2021. The decrease in commercial business loans was mainly due to the sale of $237.0 million in loans granted and $255.7 in forgiven PPP loans as part of the Small Business Administration PPP. The allowance for loan loss balance decreased $4.8 million to $69.9 million at June 30, 2021 from $74.7 million at December 31, 2020, which was primarily attributable to a decrease in loan loss rates, and a decrease in the balance of delinquent and non-accrual loans, as well as the consideration of improving economic conditions. The current allowance for loan losses was calculated utilizing the existing incurred loss methodology. The Company elected to defer the adoption of the

Current Expected Credit Loss ("CECL") methodology as was originally permitted by the CARES Act and the Consolidated Appropriations Act, 2021, which, when enacted, extended certain provisions of the CARES Act. The Company expects to adopt CECL on January 1, 2022.
Other assets increased $7.2 million, or 3.4%, to $217.0 million at June 30, 2021 from $209.9 million at December 31, 2020. The increase in other assets consisted of an increase of $36.2 million in the Company's pension plan balance based on a revaluation of the plan, partially offset by a decrease of $13.3 million in the collateral balance related to our swap agreement obligations, a decrease of $6.8 million in interest rate swap assets, a decrease of $6.3 million in federal and state income tax receivables, and a decrease of $2.5 million in deferred taxes.
Total liabilities increased $247.1 million, or 3.2%, to $8.0 billion at June 30, 2021 from $7.8 billion at December 31, 2020. The increase was primarily attributable to an increase in total deposits of $300.7 million, or 4.4%, partially offset by a decrease in borrowings of $49.7 million, or 6.2%, and a decrease in accrued expenses and other liabilities of $7.4 million, or 4.2%. The increase in total deposits consisted of increases in non-interest-bearing and interest-bearing demand deposits of $158.6 million and $166.7 million, respectively, and money market accounts and savings and club deposits of $57.4 million and $61.2 million, respectively, partially offset by a decrease in certificates of deposit accounts of $143.2 million. The decrease in borrowings was primarily driven by the prepayment of $56.5 million of FHLB borrowings. The decrease in accrued expenses and other liabilities consisted of a $14.0 million decrease in interest rate swap liabilities, partially offset by a $7.6 million increase in balance of outstanding checks.
Total stockholders’ equity increased $21.8 million, or 2.2%, with a balance of $1.0 billion at both June 30, 2021 and December 31, 2020. The increase was primarily attributable to net income of $47.7 million, and a change in the pension obligation of $32.2 million due a revaluation of the plan, partially offset by the repurchase of 3,470,040 shares of common stock totaling $58.5 million under our stock repurchase program.
Asset Quality
The Company's non-performing loans at June 30, 2021 totaled $4.3 million, or 0.07% of total gross loans, as compared to $8.2 million, or 0.13% of total gross loans, at December 31, 2020. The $3.8 million decrease in non-performing loans was primarily attributable to decreases of $1.8 million in non-performing one-to-four family real estate loans, $2.6 million in non-performing commercial business loans, and $43,000 in non-performing home equity loans and advances, partially offset by an increase of $560,000 in non-performing multifamily and commercial real estate loans. The decrease in non-performing one-to-four family real estate loans was due to a decrease in the number of loans from 13 non-performing loans at December 31, 2020 to six non-performing loans at June 30, 2021. The decrease in non-performing commercial business loans was mainly due to charge-offs totaling $1.7 million. The decrease in non-performing home equity loans and advances was due to a decrease in the number of loans from 12 non-performing loans at December 31, 2020 to eight non-performing loans at June 30, 2021. Non-performing assets as a percentage of total assets totaled 0.05% at June 30, 2021 as compared to 0.09% at December 31, 2020.
For the quarter ended June 30, 2021, net charge-offs totaled $244,000 as compared to $2.9 million for the quarter ended June 30, 2020. For the six months ended June 30, 2021, net charge-offs totaled $1.7 million as compared to $3.0 million for the six months ended June 30, 2020.
The Company's allowance for loan losses was $69.9 million, or 1.17% of total loans, at June 30, 2021, compared to $74.7 million, or 1.21% of total loans, at December 31, 2020. The decrease in the allowance for loan losses was primarily attributable to a decrease in loan loss rates, and a decrease in the balance of delinquent and non-accrual loans, as well as the consideration of improving economic conditions.
COVID-19
Through June 30, 2021, the Company granted commercial loan modification requests with respect to multifamily, commercial, and construction real estate loans with current balances of $705.8 million and consumer-related loan modification requests with respect to one-to-four family real estate loans and home equity loans and advances with current balances of $142.4 million to our customers affected by the COVID-19 pandemic. These short-term loan modifications will be treated in accordance with

Section 4013 of the CARES Act and will not be treated as troubled debt restructurings during the short-term modification period if the loan was not in arrears. The Consolidated Appropriations Act, 2021, which was enacted in late December 2020, extended certain provisions of the CARES Act, including provisions permitting loan deferral extension requests to not be treated as troubled debt restructurings. Furthermore, these loans will continue to accrue interest and will not be tested for impairment during the short-term modification period. Commercial loan modification requests include various industries and property types. The following table is a summary of loan modifications that have not begun to remit full payment:

	Balance at December 31, 2020	Percent of Total Loans at December 31, 2020	Balance at June 30, 2021	Percent of Total Loans at June 30, 2021	Balance at July 22, 2021	Percent of Total Loans at July 22, 2021
	(Dollars in thousands)
Real estate loans:
One-to-four family	$6,770	0.35%	$2,459	0.13%	$2,105	0.11%
Multifamily and commercial	71,348	2.53	55,617	1.79	27,173	0.88
Construction	3,312	1.01	3,337	1.28	2,537	0.98
Commercial business loans	3,397	0.45	2,301	0.49	1,457	0.31
Home equity loans and advances	314	0.10	57	0.02	57	0.02
Total loans	$85,141	1.38%	$63,771	1.06%	$33,329	0.56%
At June 30, 2021, $37.9 million of the commercial loans in the above table are remitting partial payments and $61.3 million were granted an additional deferral period.
About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc. its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 61 full-services banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties.

Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation;

changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, including the successful consummation of its pending acquisition of Freehold Bank, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”), which is available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	June 30,	December 31,
	2021	2020
Assets	(Unaudited)
Cash and due from banks	$387,034	$422,787
Short-term investments	197	170
Total cash and cash equivalents	387,231	422,957

Debt securities available for sale, at fair value	1,642,413	1,316,952
Debt securities held to maturity, at amortized cost (fair value of $415,033, and $277,091 at June 30, 2021 and December 31, 2020, respectively)	402,145	262,720
Equity securities, at fair value	4,053	5,418
Federal Home Loan Bank stock	40,922	43,759
Loans held-for-sale, at fair value	—	4,146

Loans receivable	6,017,802	6,181,770
Less: allowance for loan losses	69,898	74,676
Loans receivable, net	5,947,904	6,107,094

Accrued interest receivable	28,296	29,456
Office properties and equipment, net	75,450	75,974
Bank-owned life insurance	235,790	232,824
Goodwill and intangible assets	86,189	87,384
Other assets	217,042	209,852
Total assets	$9,067,435	$8,798,536

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,079,276	$6,778,624
Borrowings	749,683	799,364
Advance payments by borrowers for taxes and insurance	36,155	32,570
Accrued expenses and other liabilities	169,275	176,691
Total liabilities	8,034,389	7,787,249

Stockholders' equity:
Total stockholders' equity	1,033,046	1,011,287
Total liabilities and stockholders' equity	$9,067,435	$8,798,536

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$57,683	$65,235	$116,451	$129,253
Debt securities available for sale and equity securities	7,521	7,292	13,899	14,620
Debt securities held to maturity	2,151	1,993	3,903	4,058
Federal funds and interest-earning deposits	39	27	143	216
Federal Home Loan Bank stock dividends	487	1,040	1,122	2,130
Total interest income	67,881	75,587	135,518	150,277
Interest expense:
Deposits	7,855	14,911	16,730	31,743
Borrowings	1,946	4,805	3,968	11,961
Total interest expense	9,801	19,716	20,698	43,704

Net interest income	58,080	55,871	114,820	106,573

(Reversal of) provision for loan losses	(1,761)	5,736	(3,041)	15,304

Net interest income after (reversal of) provision for loan losses	59,841	50,135	117,861	91,269

Non-interest income:
Demand deposit account fees	858	620	1,696	1,919
Bank-owned life insurance	1,497	1,519	2,971	2,936
Title insurance fees	1,503	996	3,123	2,227
Loan fees and service charges	714	533	1,365	1,261
(Loss) gain on securities transactions	(281)	0	(281)	370
Change in fair value of equity securities	(778)	643	(1,366)	59
Gain on sale of loans	8,524	795	10,674	1,549
Other non-interest income	2,354	1,902	4,804	3,078
Total non-interest income	14,391	7,008	22,986	13,399

Non-interest expense:
Compensation and employee benefits	23,601	25,218	46,994	49,683
Occupancy	4,814	4,701	10,066	9,496
Federal deposit insurance premiums	567	626	1,147	736
Advertising	663	447	1,198	1,591
Professional fees	1,651	1,083	3,441	2,449
Data processing and software expenses	2,612	2,364	5,383	4,594
Merger-related expenses	75	432	75	1,507
Loss on extinguishment of debt	—	—	742	—
Other non-interest expense	3,627	2,572	6,267	5,895
Total non-interest expense	37,610	37,443	75,313	75,951

Income before income tax expense	36,622	19,700	65,534	28,717

Income tax expense	9,934	4,603	17,801	6,855

Net income	$26,688	$15,097	$47,733	$21,862

Earnings per share-basic and diluted	$0.26	$0.14	$0.45	$0.20
Weighted average shares outstanding-basic and diluted	104,537,656	111,102,306	105,253,661	109,770,239

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended June 30,
	2021			2020
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,224,035	$57,683	3.72%	$6,629,428	$65,235	3.96%
Securities	2,006,842	9,672	1.93%	1,458,442	9,285	2.56%
Other interest-earning assets	170,763	526	1.24%	145,677	1,067	2.95%
Total interest-earning assets	8,401,640	67,881	3.24%	8,233,547	75,587	3.69%
Non-interest-earning assets	611,674			652,255
Total assets	$9,013,314			$8,885,802

Interest-bearing liabilities:
Interest-bearing demand	$2,333,638	$2,092	0.36%	$1,862,312	$3,014	0.65%
Money market accounts	636,964	533	0.34%	485,675	644	0.53%
Savings and club deposits	745,827	205	0.11%	633,118	279	0.18%
Certificates of deposit	1,844,425	5,025	1.09%	2,217,765	10,974	1.99%
Total interest-bearing deposits	5,560,854	7,855	0.57%	5,198,870	14,911	1.15%
FHLB advances	723,553	1,885	1.04%	1,133,975	4,565	1.62%
Subordinated notes	—	—	—%	17,438	169	3.90%
Junior subordinated debentures	7,455	61	3.28%	7,582	67	3.55%
Other borrowings	—	—	—%	7,692	4	0.21%
Total borrowings	731,008	1,946	1.07%	1,166,687	4,805	1.66%
Total interest-bearing liabilities	6,291,862	$9,801	0.62%	6,365,557	$19,716	1.25%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,491,084			1,280,181
Other non-interest-bearing liabilities	223,021			209,199
Total liabilities	8,005,967			7,854,937
Total stockholders' equity	1,007,347			1,030,865
Total liabilities and stockholders' equity	$9,013,314			$8,885,802

Net interest income		$58,080			$55,871
Interest rate spread			2.62%			2.44%
Net interest-earning assets	$2,109,778			$1,867,990
Net interest margin			2.77%			2.73%
Ratio of interest-earning assets to interest-bearing liabilities	133.53%			129.35%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Six Months Ended June 30,
	2021			2020
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,192,893	$116,451	3.79%	$6,413,943	$129,253	4.05%
Securities	1,810,317	17,802	1.98%	1,422,649	18,678	2.64%
Other interest-earning assets	309,401	1,265	0.82%	123,686	2,346	3.81%
Total interest-earning assets	8,312,611	135,518	3.29%	7,960,278	150,277	3.80%
Non-interest-earning assets	617,780			608,023
Total assets	$8,930,391			$8,568,301

Interest-bearing liabilities:
Interest-bearing demand	$2,293,979	$4,231	0.37%	$1,809,100	$7,686	0.85%
Money market accounts	615,101	1,051	0.34%	452,453	1,715	0.76%
Savings and club deposits	726,846	399	0.11%	588,368	494	0.17%
Certificates of deposit	1,882,463	11,049	1.18%	2,116,873	21,848	2.08%
Total interest-bearing deposits	5,518,389	16,730	0.61%	4,966,794	31,743	1.29%
FHLB advances	733,369	3,846	1.06%	1,250,119	11,456	1.84%
Subordinated notes	—	—	—%	17,285	336	3.91%
Junior subordinated debentures	7,518	122	3.27%	7,515	165	4.42%
Other borrowings	—	—	—%	3,846	4	0.21%
Total borrowings	740,887	3,968	1.08%	1,278,765	11,961	1.88%
Total interest-bearing liabilities	6,259,276	$20,698	0.67%	6,245,559	$43,704	1.41%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,449,759			1,120,061
Other non-interest-bearing liabilities	215,415			197,295
Total liabilities	7,924,450			7,562,915
Total stockholders' equity	1,005,941			1,005,386
Total liabilities and stockholders' equity	$8,930,391			$8,568,301

Net interest income		$114,820			$106,573
Interest rate spread			2.62%			2.39%
Net interest-earning assets	$2,053,335			$1,714,719
Net interest margin			2.79%			2.69%
Ratio of interest-earning assets to interest-bearing liabilities	132.80%			127.46%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Yield on interest-earning assets:
Loans	3.72%	3.87%	3.97%	3.85%	3.96%
Securities	1.93	2.05	2.30	2.38	2.56
Other interest-earning assets	1.24	0.67	0.68	1.26	2.95
Total interest-earning assets	3.24%	3.34%	3.47%	3.50%	3.69%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	0.57%	0.66%	0.78%	0.96%	1.15%
Total borrowings	1.07	1.09	1.32	1.41	1.66
Total interest-bearing liabilities	0.62%	0.71%	0.86%	1.04%	1.25%

Interest rate spread	2.62%	2.63%	2.61%	2.46%	2.44%
Net interest margin	2.77%	2.80%	2.81%	2.70%	2.73%

Ratio of interest-earning assets to interest-bearing liabilities	133.53%	132.06%	130.35%	130.13%	129.35%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
SELECTED FINANCIAL RATIOS (1):
Return on average assets	1.19%	0.68%	1.08%	0.51%
Core return on average assets	1.22%	0.70%	1.11%	0.55%
Return on average equity	10.63%	5.89%	9.57%	4.37%
Core return on average equity	10.89%	6.03%	9.80%	4.72%
Core return on average tangible equity	11.90%	6.64%	10.73%	5.14%
Interest rate spread	2.62%	2.44%	2.62%	2.39%
Net interest margin	2.77%	2.73%	2.79%	2.69%
Non-interest income to average assets	0.64%	0.32%	0.52%	0.31%
Non-interest expense to average assets	1.67%	1.69%	1.70%	1.78%
Efficiency ratio	51.90%	59.55%	54.65%	63.31%
Core efficiency ratio	50.82%	58.86%	53.54%	61.26%
Average interest-earning assets to average interest-bearing liabilities	133.53%	129.35%	132.80%	127.46%
Net charge-offs to average outstanding loans	0.02%	0.18%	0.06%	0.09%

(1) Ratios for the three and six months are annualized when appropriate.

CAPITAL RATIOS:
	June 30,	December 31,
	2021	2020
Company:
Total capital (to risk-weighted assets)	17.87%	18.54%
Tier 1 capital (to risk-weighted assets)	16.69%	17.29%
Common equity tier 1 capital (to risk-weighted assets)	16.57%	17.17%
Tier 1 capital (to adjusted total assets)	11.25%	11.38%

Bank:
Total capital (to risk-weighted assets)	16.41%	16.05%
Tier 1 capital (to risk-weighted assets)	15.23%	14.80%
Common equity tier 1 capital (to risk-weighted assets)	15.23%	14.80%
Tier 1 capital (to adjusted total assets)	10.23%	9.72%

ASSET QUALITY:
	June 30,	December 31,
	2021	2020
	(Dollars in thousands)
Non-accrual loans	$4,314	$8,156
90+ and still accruing	—	—
Non-performing loans	4,314	8,156
Real estate owned	—	—
Total non-performing assets	$4,314	$8,156

Non-performing loans to total gross loans	0.07%	0.13%
Non-performing assets to total assets	0.05%	0.09%
Allowance for loan losses	$69,898	$74,676
Allowance for loan losses to total non-performing loans	1,620.26%	915.60%
Allowance for loan losses to gross loans	1.17%	1.21%
Allowance for loan losses to gross loans, excluding SBA PPP loans	1.18%	1.28%
Unamortized purchase accounting fair value credit marks on acquired loans	$5,228	$6,486

LOAN DATA:
	June 30,	December 31,
	2021	2020
Real estate loans:	(In thousands)
One-to-four family	$1,867,924	$1,940,327
Multifamily and commercial	3,115,054	2,817,965
Construction	261,159	328,711
Commercial business loans *	471,700	752,870
Consumer loans:
Home equity loans and advances	278,078	321,177
Other consumer loans	1,158	1,497
Total gross loans	5,995,073	6,162,547
Purchased credit-impaired ("PCI") loans	3,116	6,345
Net deferred loan costs, fees and purchased premiums and discounts **	19,613	12,878
Allowance for loan losses	(69,898)	(74,676)
Loans receivable, net	$5,947,904	$6,107,094

* At June 30, 2021 and December 31, 2020 includes SBA PPP loans totaling $91.1 million and $344.4 million, respectively.
** At June 30, 2021 and December 31, 2020 includes SBA PPP net deferred loan fees totaling $2.3 million and $6.6 million, respectively.

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	June 30,	December 31,
	2021	2020

Total stockholders' equity	$1,033,046	$1,011,287
Less: goodwill	(79,220)	(80,285)
Less: core deposit intangible	(5,677)	(6,197)
Total tangible stockholders' equity	$948,149	$924,805

Shares outstanding	107,506,075	110,939,753

Book value per share	$9.61	$9.12
Tangible book value per share	$8.82	$8.34

Reconciliation of Core Net Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)

Net income	$26,688	$15,097	$47,733	$21,862
Add/Less: loss (gain) on securities transactions, net of tax	205	—	205	(279)
Add: merger-related expenses, net of tax	55	366	55	1,184
Add: loss on extinguishment of debt, net of tax	—	—	540	—
Add: branch closure expense, net of tax	420	—	420	878
Core net income	$27,368	$15,463	$48,953	$23,645

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Assets
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands)

Net income	$26,688	$15,097	$47,733	$21,862

Average assets	$9,013,314	$8,885,802	$8,930,391	$8,568,301

Return on average assets	1.19%	0.68%	1.08%	0.51%

Core net income	$27,368	$15,463	$48,953	$23,645

Core return on average assets	1.22%	0.70%	1.11%	0.55%

Return on Average Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands)

Total average stockholders' equity	$1,007,347	$1,030,865	$1,005,941	$1,005,386
Add/Less: loss (gain) on securities transactions, net of tax	205	—	205	(279)
Add: merger-related expenses, net of tax	55	366	55	1,184
Add: loss on extinguishment of debt, net of tax	—	—	540	—
Add: branch closure expense, net of tax	420	—	420	878
Core average stockholders' equity	$1,008,027	$1,031,231	$1,007,161	$1,007,169

Return on average equity	10.63%	5.89%	9.57%	4.37%

Core return on core average equity	10.89%	6.03%	9.80%	4.72%

Return on Average Tangible Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Total average stockholders' equity	$1,007,347	$1,030,865	$1,005,941	$1,005,386
Less: average goodwill	(79,220)	(86,684)	(79,561)	(73,724)
Less: average core deposit intangible	(5,677)	(6,902)	(5,969)	(7,038)
Total average tangible stockholders' equity	$922,450	$937,279	$920,411	$924,624

Core return on average tangible equity	11.90%	6.64%	10.73%	5.14%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands)

Net interest income	$58,080	$55,871	$114,820	$106,573
Non-interest income	14,391	7,008	22,986	13,399
Total income	$72,471	$62,879	$137,806	$119,972

Non-interest expense	$37,610	$37,443	$75,313	$75,951

Efficiency ratio	51.90%	59.55%	54.65%	63.31%

Non-interest income	$14,391	$7,008	$22,986	$13,399
Add/Less: loss (gain) on securities transactions	281	—	281	(370)
Core non-interest income	$14,672	$7,008	$23,267	$13,029

Non-interest expense	$37,610	$37,443	$75,313	$75,951
Less: merger-related expenses	(75)	(432)	(75)	(1,507)
Less: loss on extinguishment of debt	—	—	(742)	—
Less: branch closure expense	(561)	—	(561)	(1,170)
Core non-interest expense	$36,974	$37,011	$73,935	$73,274

Core efficiency ratio	50.82%	58.86%	53.54%	61.26%